Exhibit 10.4

Execution Version

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 28th day of October, 2017 by and between CBTX, Inc. (the “Company”), CommunityBank of Texas, National Association (the “Bank”), a wholly owned subsidiary of the Company, and Robert R. Franklin, Jr. (“Executive”).

BACKGROUND

WHEREAS, Executive is currently engaged as the President and Chief Executive Officer of the Company and as the Chairman and Chief Executive Officer of the Bank pursuant to that certain Employment Agreement between Executive and the Company dated March 6, 2013 (the “Prior Agreement”); and

WHEREAS, from and after the Effective Date, the parties desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the payments, consents and acknowledgements described below, in consideration of Executive’s continued employment with the Company and the Bank, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties agree as follows:

1.                                      Effective Date. This Agreement and Executive’s employment hereunder shall be effective as of the date on which the registration statement on Form S-1 filed by the Company on October 13, 2017, with the Securities and Exchange Commission (the “Registration Statement”) becomes effective (the “Effective Date”).  If the Registration Statement for any reason does not become effective, this Agreement shall be null and void, and the Prior Agreement and Executive’s employment thereunder will continue on the terms and conditions set forth in the Prior Agreement.

2.                                      Term.  Upon the terms and subject to the conditions set forth in this Agreement, the Company and the Bank hereby agree to continue to employ Executive, and Executive hereby accepts such continued employment, for the term (“Term”) commencing on the Effective Date through the close of business on the fifth (5th) anniversary of the Effective Date (the “Term End Date”), unless extended as hereafter provided or terminated pursuant to Section 5 hereof.  The Term shall, without further action by Executive or the Company or the Bank, be extended for successive one-year periods following the fifth (5th) anniversary of the Effective Date (through each subsequent anniversary thereof); provided, however, that any party may cause the Term to cease to extend automatically, by giving written notice to the other parties not less than sixty (60) days prior to the scheduled expiration of the Term that the Term shall not be so extended. Upon such notice, the Term and Executive’s employment with the Company and the Bank shall terminate upon the expiration of, as applicable, the Term End Date or the then-current one-year extension period. The Protective Covenants contained in Section 7 of this Agreement, as well as any other provisions of this Agreement necessary to interpret or enforce the Protective Covenants, shall survive expiration of the Term and continue to be in full force and effect in accordance with their terms.

3.                                      Employment; Extent of Service. During the Term, Executive will be employed on and after the Effective Date as the President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. In this capacity, Executive shall have the duties, responsibilities and authority commensurate with such position and such other duties as may be assigned to him by the Board of Directors of the Company or the Board of Directors of the Bank (each, a “Board”; together, the “Boards”) to the extent such other duties also are commensurate with such position. Executive will report directly to the Boards. During his employment hereunder, and excluding any periods of vacation, sick or other leave to which Executive is entitled, Executive agrees to: (a) devote all of his business effort, time, energy, and skill to fulfill his employment duties; (b) faithfully, loyally and diligently perform such duties; and (c) diligently follow and implement all lawful management policies and decisions of the Company and the Bank that are communicated to Executive. During his employment hereunder, Executive shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which materially interferes with his obligations to the Company or the Bank under this Agreement without the prior written consent of the Boards. During the Term, Executive shall continue to serve as a member of the Boards (subject to Executive’s nomination and election as a member of each Board for subsequent terms) without additional compensation. The principal place of employment of the Executive shall be the Company’s executive offices in Houston, Texas, subject to reasonable travel on the business of the Company or the Bank.

4.                                      Compensation and Benefits. For the avoidance of doubt, the compensation provided under this Section 4 shall be in consideration of services rendered to both the Company and the Bank.

(a)                                 Base Salary. During the Term the Bank shall pay to Executive base salary at the rate of $450,000 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments (no less frequently than monthly) as are or become customary under the Bank’s payroll practices for its other senior executive officers from time to time. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall review Executive’s Base Salary at least annually and may increase, but not decrease, the Base Salary based on such review.

(b)                                 Retirement Plans. During the Term, Executive shall be entitled to participate in any retirement plans available to other senior executive officers of Bank similarly situated to Executive, and on a basis not less favorable than that provided to such senior executive officers, subject to eligibility requirements and terms and conditions of each such plan, provided that nothing herein shall limit the ability of the Bank to amend, modify or terminate any such plans at any time and from time to time in accordance with their terms and applicable law.

(c)                                  Incentive Plans. During the Term, Executive shall be entitled to participate in any incentive plans available to other senior executive officers of Bank similarly situated to Executive, and , subject to eligibility requirements and terms and conditions of each such plan, provided that nothing herein shall limit the ability of the Company or the Bank to amend, modify or terminate any such plans at any time and from time to time (except as set forth below). Without limiting the foregoing:

(i)                                               Annual Bonus. During the Term, Executive shall be eligible to participate in the CommunityBank of Texas, N.A. Commercial Relationship Manager Incentive Pay Plan (the “Plan”) or any other annual bonus plan similar to that offered to other senior executives, with award opportunities based upon the achievement of performance goals in relationship to objective defined targets as established from year to year by the Compensation Committee (the “Annual Bonus”).  Executive’s minimum Annual Bonus opportunity for any annual period shall be no less than twenty-five percent (25%) of Executive’s Base Salary as of the end of the relevant fiscal year.  Any Annual Bonus earned shall be payable in cash or, to the extent timely elected by Executive, pursuant to a deferred compensation plan contribution, no later than March 15 of the year following the year in which the bonus is earned in accordance with the Bank’s normal practices for the payment of annual short-term incentives.  Except as otherwise provided by the Compensation Committee or as set forth herein, Executive must be employed by the Bank on the last day of the year in which the bonus is earned in order to receive the Annual Bonus.

(ii)                                            Equity Award.  In consideration of Executive entering into this Agreement, on the Effective Date the Company will grant to Executive an award (the “IPO Award”) of thirty thousand

(30,000) shares of restricted common stock of the Company, $0.01 par value (“Common Stock”), pursuant to the Company’s 2017 Omnibus Incentive Plan (the “Omnibus Plan”).  The IPO Award shall vest in five (5) equal annual installments beginning on the first anniversary of the Effective Date and each subsequent anniversary thereof until vested in full.  All other terms and conditions of such equity award shall be governed by the terms and conditions of the Omnibus Plan and the applicable award agreement.

(iii)                                         Other Stock-Based Awards. During the Term, Executive shall be eligible for stock-based awards under the Omnibus Plan and any other incentive plan or program that may be adopted, as determined by the Compensation Committee in its sole discretion but on a basis no less favorable in the aggregate than that provided to the other senior executive officers.

(d)                                 Supplemental Executive Retirement Plan. The Bank shall adopt a Supplemental Executive Retirement Plan substantially in the form attached hereto as Exhibit A (the “SERP”) under which Executive will be entitled to receive the benefits set forth therein.  On or before March 15 of each calendar year during the Term beginning with the 2018 calendar year, the Company shall credit Executive’s notional account under the SERP with an amount, if any, approved by the Compensation Committee in its sole discretion and in an amount no less favorable in the aggregate than that provided to any other senior executive officer; provided, however, that on March 15, 2018, Executive’s notional account under the SERP shall be credited with two hundred thousand dollars ($200,000).

(e)                                  Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Bank, if any, to the extent available to other senior executive officers of Bank similarly situated to Executive and on a basis not less favorable than that provided to such senior executive officers and their eligible dependents, and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Bank to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time in accordance with their terms and applicable law.

(f)                                   Expenses. During the Term, and subject to Section 13 hereof, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, including without limitation travel, entertainment and other business expenses, in accordance with the policies, practices and procedures of the Bank to the extent available to other senior executive officers of Bank similarly situated to Executive and on terms no less favorable than those applicable to other senior executive officers.

(g)                                  Vacation; Paid Time-Off. During the Term, Executive shall be entitled to six (6) weeks of paid vacation days per calendar year (prorated for partial years) to be used in accordance with the Bank’s vacation policies, as in effect from time to time.  The Executive shall receive other paid time-off in accordance with the Bank’s policies for senior executive officers as such policies may exist from time to time.  Vacation that is not taken by Executive during a calendar year shall not carry over to the next calendar year.  Accrued but unused vacation will be paid upon termination in a single lump sum no later than thirty (30) days after Executive terminates employment.

(h)                                 Country Club Dues. During the Term, the Bank shall reimburse Executive for his monthly membership dues at River Oak’s Country Club and the Houstonian (excluding any fees incurred for incidentals or use of facilities) (“Club Dues”). Reimbursements for Club Dues shall be paid monthly following Executive’s submission of evidence, satisfactory to the Bank, of the Club Dues incurred.

(i)                                     Automobile. During the Term, the Bank shall provide Executive with a company car and reimburse Executive for reasonable maintenance costs following Executive’s submission of evidence, satisfactory to the Bank, of the costs incurred.

5.                                      Termination of Employment. For the avoidance of doubt, if Executive’s employment with the Company terminates for any reason under this Section 5, his employment with the Bank shall be deemed terminated for the same reason, and if Executive’s employment with the Bank terminates for any reason under this Section 5, his employment with the Company shall be deemed terminated for the same reason.

(a)                                 Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If the Company or the Bank determine in good faith that a Disability (as defined in Section 8(f) below) of Executive has occurred during the Term, the Company or the Bank, as applicable, may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company and the Bank shall terminate effective on the 30th day after receipt of such written notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(b)                                 Termination by Bank. The Company or the Bank may terminate Executive’s employment during the Term, with or without Cause, immediately on written notice to Executive if with Cause or after thirty (30) days’ written notice if without Cause. If the Company or the Bank notifies Executive that the term of the Agreement will not be extended as provided in Section 2 above, the Company and the Bank will be deemed to have terminated Executive’s employment during the Term without Cause.

(c)                                  Termination by Executive. Executive’s employment may be terminated by Executive for any reason or no reason by delivering a Notice of Termination to the Company and the Bank at least thirty (30) days prior to the desired Termination Date (with the thirty (30) day period to be referred to as the “Notice Period”).  Executive’s Notice of Termination for a Resignation for Good Reason must occur within a period of ninety (90) days after Executive’s discovery of the initial occurrence of a material breach. During the Notice Period, and at the sole discretion of the Company and the Bank, Executive may be relieved of all duties or prohibited from physically working at the Bank’s offices so long as Executive continues to be paid his Base Salary and receive any other amounts owed under this Agreement during such Notice Period.

(d)                                 Notice of Termination. Any termination by the Company or the Bank with or without Cause and any termination by Executive for any reason or no reason shall be communicated by Notice of Termination to the other party hereto. The failure by the Company or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company or the Bank hereunder or preclude the Company or the Bank from asserting such fact or circumstance in enforcing the Company’s or the Bank’s rights hereunder.

6.                                      Obligations of the Company and the Bank upon Termination.

(a)                                 Resignation for Good Reason; Non-Renewal of Term; Termination Other Than for Cause or Death.  If the Company or the Bank terminates Executive’s employment other than for Cause, Disability or death (including following the expiration of the Term due to the Company’s or the Bank’s election not to extend the Term pursuant to Section 2 hereof), or Executive’s employment terminates by reason of his Resignation for Good Reason, then Executive shall, subject to Section 6(a)(vi) (except with respect to the amounts in (i) below) and Section 13 below, be entitled to receive the payments and benefits set forth in this Section 6(a) which shall be paid to Executive or, after Executive’s death, Executive’s estate or beneficiary, as applicable, as follows:

(i)                                     The Bank shall pay to Executive in a lump sum in cash, within ten (10) days after the Termination Date (1) his Base Salary through the Termination Date which remains unpaid, (2) any earned but unpaid Annual Bonus, incentive or other cash bonuses for any prior period which remain unpaid, and (3) any reimbursements for expenses incurred but not yet paid. Executive also shall be entitled to receive any benefits or other amounts, including both cash and stock components, which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive, including payment for any unused vacation or paid time-off (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions), in accordance with the term of such plans, policies or programs  (the “Accrued Compensation”).

(ii)                                  The Bank shall pay Executive an amount (the “Pro Rata Bonus”) equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date occurs based on achievement of the applicable performance goals for such year at target and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, in a lump sum in cash on the sixtieth (60th) day following the Termination Date.

(iii)                               The Bank shall pay Executive in a lump sum one million five hundred thousand dollars ($1,500,000) (the “Severance Amount”).  Notwithstanding the foregoing, if Executive’s Termination Date occurs at any time during the twenty-seven (27) month period that begins three (3) months prior to a Change in Control and ends twenty-four (24) months after a Change in Control, the Severance Amount, if greater, shall be equal to (A) three (3) times the sum of (i) Executive’s then current Base Salary and (ii) Executive’s target Annual Bonus for the calendar year in which the Termination Date occurs (or, if greater, Executive’s Base Salary and target Annual Bonus prior to any reduction described in Section 8(m)), reduced by (but not below zero) (B) the amount, if any, paid or payable to Executive pursuant to the first sentence of this Section 6(a)(ii).  The Bank shall pay Executive such severance in a lump sum on the sixtieth (60th) day following the Termination Date, except that, if Executive’s Termination Date occurs during the three (3) months prior to a Change in Control and the sixtieth (60th) day following the Termination Date occurs prior to the date of the Change in Control, the additional severance amount described in the second sentence hereof in excess of the Severance Amount described in the first sentence hereof shall not be paid until the date of the Change in Control.

(iv)                              If Executive elects to continue participation in any group medical, dental, vision or prescription drug plan benefits to which Executive or Executive’s eligible dependents would be entitled under Section 4980B of the Code or other applicable law (“COBRA”), then for a period of eighteen (18) months after the Termination Date (the “Health Benefits Continuation Period”), the Bank shall reimburse Executive, no less frequently than monthly, for the full cost of such coverage, provided, however, that (A) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Bank’s obligation to reimburse for any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the Health Benefits Continuation Period shall run concurrently with any period for which Executive and his dependents are eligible to elect health coverage under COBRA; (C) the reimbursement for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations and the reimbursement will be grossed up, based on the highest marginal tax rates, to make Executive whole on any taxes Executive might incur on such amounts; (D) during the Health Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); and (E) Executive’s rights pursuant to this Section 6(a)(iv) shall not be subject to liquidation or exchange for another benefit. The benefit described in this Section 6(a)(iv) is referred to as the “Health Coverage Benefit.” Notwithstanding the foregoing, the Bank need not provide the foregoing reimbursements before the sixtieth (60th) day following the Termination Date; in that case Executive can continue COBRA at his own cost and receive reimbursement for costs incurred during such time within the ten (10) days after the end of such sixty (60) day period.

(v)                                 The Executive will be vested in full with respect to all of the Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of the Executive as of the time the release agreement set forth in Section 6(a)(viii) below becomes effective and irrevocable (such benefits shall be hereafter referred to as the “Equity Benefits”).

(vi)                              To the extent not theretofore paid or provided, the Bank also shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any amounts payable under the SERP, any deferred compensation arrangements or agreements between Executive and the Company or the Bank, or other benefit plans, in accordance with the terms of such plans, programs or policies (such amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(vii)                           Notwithstanding the foregoing, the Bank shall be obligated to provide the payments and benefits described in Section 6(a)(ii) through (iv) only if (A) within forty-five (45) days after the Termination Date Executive shall have executed a separation and full release of claims/covenant not to sue agreement covering all claims relating to Executive’s employment and termination of employment in substantially the form attached hereto as Exhibit B (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement (provided the Bank provides a copy of such Release Agreement for Executive’s consideration no later than the Termination Date), and (B) Executive fully complies with the obligations set forth in Section 7 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 7 hereof, then payment of the Severance Amount and the Health Coverage Benefit shall cease immediately upon Executive’s breach thereof.

(b)                                 Termination for Cause; Resignation by Executive other than Resignation for Good Reason; Death; Disability. If during the Term Executive’s employment is terminated by the Company or the Bank for Cause or by Executive other than by reason of a Resignation for Good Reason, or in the event of Executive’s death or Disability, then the Company and  the Bank shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of (i) the Accrued Compensation which shall be paid to Executive or, after Executive’s death, Executive’s estate or beneficiary, as applicable, in a lump sum in cash within ten (10) days after the Termination Date and (ii) the Other Benefits in accordance with the terms of such plans, programs, policies or agreements.

(c)                                  Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Boards and the boards of directors of any subsidiary on which he serves, and resignation as an officer of the Bank, the Company and of any of the subsidiaries for which he serves as an officer.

7.                                      Protective Covenants. For purposes of this Section 7, references to the “Company” shall include both the Bank and the Company. For the avoidance of doubt, the Protective Covenants contained in this Section 7, as well as any other provisions of this Agreement necessary to interpret or enforce the Protective Covenants, shall survive termination of this Agreement or termination of Executive’s employment for any reason, and shall continue to be in full force and effect in accordance with their terms.

(a)                                 Acknowledgments.

(i)                                     Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that he is being provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that he is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(ii)                                  Potential Unfair Competition. Executive acknowledges and agrees that as a result of his employment with the Company and the Bank, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

(iii)                               No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Company and the Bank terminates, he possesses marketable skills and abilities that will enable him to find suitable employment without violating the covenants set forth in this Agreement.

(iv)                              Voluntary Execution. Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(b)                                 Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law,

Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive. Executive understands and acknowledges that nothing in this Section 7 limits his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.

(c)                                  Non-Competition. Executive agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise, where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company engaged in the Competitive Services, so long as Executive does not serve on the board of directors of such company, does not engage in the management of such company and has no active participation in the Competitive Services of such company.

(d)                                 Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(e)                                  Non-Recruitment of Executives. Executive agrees that during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his employment relationship with the Company or to enter into employment with Executive or any other Person.

(f)                                   Proprietary Rights.

(i)                                     Ownership and Assignment of Protected Works. Executive agrees that any and all Confidential Information and Protected Works are the sole property of the Company, and that no compensation in addition to Executive’s base salary is due to Executive for development or transfer of such Protected Works. Executive agrees that he shall promptly disclose in writing to the Company the existence of any Protected Works. Executive hereby assigns and agrees to assign all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Executive shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. Executive further agrees that he will communicate to the Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Executive agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Company.

Anything herein to the contrary notwithstanding, Executive will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (A) the invention relates (1) directly to the business of the Company, or (2) to the Company’s actual or demonstrably anticipated research or development; or (B) the invention results from any work performed by Executive for the Company. Executive likewise will not be obligated to assign to the Company any Protected Work that is conceived by Executive after Executive leaves the employ of the Company and the Bank, except that Executive is so obligated if the same relates to or is based on Confidential Information to which Executive had access by virtue of his employment with the Company and the Bank. Similarly, Executive will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Company and the Bank.

(ii)                                  No Other Duties. Executive acknowledges and agrees that there is no other contract or duty on his part now in existence to assign Protected Works to anyone other than the Company.

(iii)                               Works Made for Hire. The Company and Executive acknowledge that in the course of his employment with the Company and the Bank, Executive may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Executive, and Executive shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

(g)                                  Return of Materials. Executive agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Executive received from or through his employment with the Company and the Bank. Executive will not make, distribute, or retain copies of any such information or property.

(h)                                 Enforcement of Restrictive Covenants. For the avoidance of doubt, nothing in this Section 6(h) limits the remedies available to the Company under Section 15 hereof.

(i)                                     Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company and Executive understand and agree that, if the parties become involved in legal action regarding the enforcement of the Restrictive Covenants, the prevailing party in such legal action will be entitled, in addition to any other remedy, to recover its reasonable costs and attorneys’ fees incurred in enforcing or defending action with respect to such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(ii)                                  Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants, or any other provision of this Section 7, be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(i)                                     Existing Covenants. Executive represents and warrants that his employment with Bank does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Executive will not disclose to the Company or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.

(j)                                    Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Period, he will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender within the Restricted Territory prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Executive within the Restricted Territory aware of the existence and terms of this Agreement.

(k)                                 Immunity Notice And Lawful Communications.  Notwithstanding any other provision of this Agreement: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (ii) if Executive files a lawsuit for retaliation, Executive may disclose the Bank’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive (X) files any document containing the trade secret under seal, and (Y) does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement prevents Executive from testifying at a hearing, deposition, or in court in response to a lawful subpoena.  Likewise, nothing in this Agreement, limits Executive’s ability to communicate with government agencies, including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), the United States Department of Justice, Congress, any agency Inspector General or any other federal, state or local governmental agency commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Bank.

8.                                      Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a)                                 “Cause” means a determination by a majority vote of either Board (excluding Executive’s vote) after the process described below that any of the following has occurred:

(i)                                     Executive’s failure, in the Company or the Bank’s judgment, to follow the reasonable directions of either Board and the failure to cure such failure to such Board, as applicable, satisfaction within ten (10) days after receipt of written notice from of such Board specifying the particulars of the failure;

(ii)                                  Executive’s willful violation of any laws, rules or regulations applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Texas Department of Banking, or any other applicable regulatory authority);

(iii)                               Executive’s material failure to comply with the Company’s or the Bank’s policies or guidelines of employment or corporate governance policies or guidelines, including, without limitation, any business code of ethics adopted by the Company or the Bank, provided Executive is aware of such policies or guidelines and that in any such case, if capable of being cured, is not cured by Executive within ten (10) days of written notice by the Company or the Bank of the material failure;

(iv)                              any act of fraud, misappropriation or embezzlement by Executive committed in connection with the business of the Company or the Bank which results or is likely to result in any material harm to the Bank or the Company;

(v)                                 a material breach of this Agreement, including, without limitation, a breach of Section 7 hereof, that, if such material breach is capable of being cured, is not cured by Executive within ten (10) days of written notice by the Company or the Bank of the breach; or

(vi)                              Executive’s conviction of, or Executive’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company or the Bank, if such results or is likely to result in any material harm to the Bank or the Company, including the reputation of the Bank or the Company.

(b)                                 “Change in Control” means the occurrence of any of the following:

(i)                                     A transaction or series of related transactions (other than an offering of the Company’s common stock (“Stock”) to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any Person directly or indirectly becomes the beneficial owner of securities of the Company or the Bank representing 40% or more of the combined voting power of the Company’s or the Bank’s then outstanding securities;

(ii)                                  During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Company Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Company Board; provided, however, that an individual who becomes a member of the Company Board subsequent to the beginning of the twenty-four (24) month period will be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors;

(iii)                               The consummation of a sale or disposition of all or substantially all the Company’s or the Bank’s assets in one or a series of related transactions, other than (A) such a sale or disposition to an entity, more than sixty percent (60%) of the combined voting power of the voting securities of which after consummation of the sale or disposition are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition or (B) the distribution directly to the Company’s stockholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of the Company that represent substantially all of the Company’s assets;

(iv)                              There is consummated a merger or consolidation of the Company or the Bank with any other corporation or other entity, other than (A) a merger or consolidation which results in (1) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary under an employee benefit plan of the Company or any subsidiary of the Company, more than sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Company Board immediately prior thereto constituting immediately thereafter at least a majority of the Company Board, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(v)                                 Consummation of a plan of complete liquidation or dissolution of the Company that would not result in a Change in Control under clauses (iii) or (iv) above if effected pursuant to those clauses.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred under this Agreement unless the transaction or event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, to the extent necessary for this Agreement to comply with Section 409A of the Code.

For purposes of this Section 8(b), “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term will not include (i) the Company or any subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary thereof, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(d)                                 “Competitive Services” means: (i) engaging in any business conducted by the Company or the Bank related to community banking and/or financial activities in which the Company or the Bank is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period, and which are similar to the job, tasks, functions and responsibilities Executive performed or provided for the Company or the Bank; or (ii) rendering advice or services to, or otherwise assist, any other person, association or entity in the business of (i) above.

(e)                                  “Confidential Information” means any and all data and information relating to the Company or the Bank, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Company or the Bank; (ii) has value to the Company or the Bank; and (iii) is not generally known outside of the Company and the Bank. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company or the Bank: trade secrets (as defined by Texas Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company and the Bank, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company and the Bank. In addition to data and information relating to the Company or the Bank, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company or the Bank by such third party, and that the Company or the Bank has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or the Bank.

(f)                                   “Disability” shall mean a condition for which benefits are payable to Executive under any long-term disability insurance coverage then provided to Executive by the Company or the Bank; or, if no such coverage is then being provided, the inability of Executive, as reasonably determined by the Company or the Bank, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for (A) 120 days out of any 300-day period or (B)

a period of 100 consecutive days. At the request of Executive or his personal representative, the determination by the Company or the Bank that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company or the Bank.

(g)                                  “Material Contact” means contact between Executive and a customer or potential customer of the Company or the Bank during the last year of Executive’s employment with the Company or the Bank (i) with whom or which Executive has or had dealings on behalf of the Company or the Bank; (ii) whose dealings with the Company or the Bank are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Company and the Bank; or (iv) who receives products or services of the Company or the Bank, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to Executive’s Termination Date.

(h)                                 “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Termination Date.

(i)                                     “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(j)                                    “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(k)                                 “Protected Customer” means any Person to whom the Company or the Bank has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company or the Bank during his employment with the Company and the Bank.

(l)                                     “Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under his direction, during the period of his employment, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.

(m)                             “Resignation for Good Reason” means Executive’s termination of his employment following (without Executive’s written consent):

(i)                                     a material and adverse change in Executive’s title, authority, reporting relationship(s), or responsibilities;

(ii)                                  a material breach of this Agreement by the Company or the Bank;

(iii)                               any assignment of duties that are materially inconsistent with Executive’s position or that are materially and adversely inconsistent with Executive’s position and duties described in this Agreement;

(iv)                              the failure of Employers to assign this Agreement to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by this Agreement;

(v)                                 the failure of the Boards to nominate Executive to be elected or re-elected to the Boards; or

(vi)                              the relocation of Executive to any principal place of employment other than the Houston, Texas metropolitan area, provided, however, this subsection (vi) shall not apply in the case of business travel which requires Executive to relocate temporarily for periods of ninety (90) days or less.

A termination by Executive shall not constitute Resignation for Good Reason unless Executive shall first have delivered to the Company or the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to a Resignation for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Material Breach Notice”), and neither the Company nor the Bank has taken action to correct, rescind or otherwise substantially reverse the occurrence supporting Resignation for Good Reason as identified by Executive within thirty (30) days following its receipt of such Material Breach Notice;

(n)                                 “Restricted Period” means any time during Executive’s employment with the Company and the Bank plus two (2) years from Executive’s Termination Date.

(o)                                 “Restricted Territory” means anywhere within a fifty (50) mile radius of any Bank office, branch, loan production office, or deposit production office.

(p)                                 “Restrictive Covenants” means the restrictive covenants contained in Section 7 hereof.

(q)                                 “Termination” means the termination of Executive’s employment with Company and the Bank, for any reason, whether with or without cause, upon the initiative of either party.

(r)                                    “Termination Date” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, (ii) if Executive’s employment is terminated by reason of death the Termination Date will be the date of death, or (iii) if Executive’s employment is terminated by reason of Disability, the date on which any required notice period has expired.

9.                                      Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Bank or any of its affiliated companies at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

10.                               Full Settlement; No Mitigation. The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

11.                               Mandatory Reduction of Payments in Certain Events.

(a)                                 Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or the Bank to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments against the latest amounts to be paid and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, reducing the latest amounts to be paid first, as determined by the Determination Firm (as defined in Section 11(b) below). For purposes of this Section 11, present value shall be determined in good faith in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 11, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)                                 Section 7 contains covenants of Executive regarding him refraining from certain activities deemed harmful to the Company and the Bank for a set period of time in exchange for the promises contained herein.  If Executive is deemed eligible to receive Payments under this Agreement that could be subject to the Excise Tax, the Company shall seek a valuation from a nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company, the Bank and Executive (the “Determination Firm”) to determine the value of the covenants contained in Section 7 such amount shall be allocated to such arrangement and be excluded from treatment as a “parachute payment” under Section 280G(b)(2) of the Code.  For the avoidance of doubt, it is the intention of this Agreement that the value assigned to the covenants contained in Section 7 by the Determination Firm not be considered part of any Parachute Value for purposes of this Section 11.

(c)                                  All determinations required to be made under this Section 11, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the Determination Firm which shall provide detailed supporting calculations to the Company, the Bank and Executive within 15 business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company or the Bank. All fees and expenses of the Determination Firm shall be borne solely by the Company or the Bank. Any determination by the Determination Firm shall be binding upon the Company, the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 11(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company or the Bank to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

12.                               Successors.  This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement can be assigned by the Company or the Bank and shall be binding and inure to the benefit of the Company and the Bank, and their successors and assigns.

13.                               Code Section 409A.

(a)                                 General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b)                                 Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)                                  Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Executive (as defined below), then, subject to any permissible acceleration of payment by the Company or the Bank under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)                                 Treatment of Installment Payments. Each payment of termination benefits under this Agreement, including but not limited to Section 6, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)                                  Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Termination Date provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Bank may elect to make or commence payment at any time during such period.

(f)                                   Timing of Reimbursements and In-Kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(g)                                  Permitted Acceleration. The Bank shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

14.                               Regulatory Action.

(a)                                 If Executive is removed or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order.

(b)                                 If Executive is suspended or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations which were suspended.

(c)                                  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d)                                 All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of the Bank (i) by the director of the FDIC or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.

15.                               Compensation Recoupment Policy. Any incentive compensation, including, but not limited to, cash-based and equity-based compensation, awarded to Executive by the Company or the Bank shall be subject to any compensation recoupment policy that the Company or the Bank may adopt from time to time that is applicable by its terms to Executive. In addition, the Compensation Committee may specify in any written documentation memorializing an incentive award that Executive’s rights, payments and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company or Bank policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants, (iv) other conduct by Executive that is detrimental to the business or reputation of the Company or the Bank or any affiliate, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Executive caused or contributed to such material inaccuracy. The reduction, cancellation, forfeiture and recoupment rights associated with any equity awards or similar awards granted to Executive, if any, shall be as provided in the award certificate memorializing any such award.

16.                               Indemnification. The Company or the Bank shall indemnify Executive for liabilities incurred by him while acting in good faith in his capacity as a director or an officer to the fullest extent provided for any other officer or director of the Company. To the extent the Company maintains director and officer liability insurance, such insurance shall cover Executive to the same extent as any other officer or director of the Company. The Company’s obligations under this Section 16 shall survive any termination of this Agreement and Executive’s employment hereunder.

17.                               Miscellaneous.

(a)                                 Applicable Law; Forum Selection; Consent to Jurisdiction. The Company, the Bank and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles. Executive agrees that venue for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be exclusively in the state courts of Harris County, Texas. With respect to any such court action, Executive hereby irrevocably submits to the personal jurisdiction of such courts. The parties hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)                                 Legal Fees.

(i)                                               The Company shall pay or Executive shall be reimbursed for Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $5,000, provided that any such payment shall be made as soon as administratively practicable and in all events on or before March 15 of the calendar year immediately following the Effective Date.

(ii)                                            If, after a Change of Control, it reasonably appears to Executive that (a) the Company, the Bank or any successor in interest thereto has failed to comply with any of their respective obligations under this Agreement, or (b) the Company, the Bank or any successor in interest thereto has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits intended to be provided to

Executive hereunder, the Company and the Bank irrevocably authorize Executive to retain counsel of his choice, at the Company’s expense, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Bank, any successor in interest or any of their respective affiliated companies.  The fees and expenses of counsel selected from time to time by Executive as provided herein shall be paid or reimbursed to Executive by the Company, whether a suit or an arbitration proceeding has been brought or not. The Company’s obligation to pay Executive’s legal fees provided by this Section operates separately from and in addition to any legal fee reimbursement obligation the Company or the Bank have with Executive under any separate severance or other agreement.

(c)                                  Non-Duplication. Notwithstanding anything to the contrary in this Agreement, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any general severance policy or other severance plan maintained by the Company or the Bank; provided, however, that, for avoidance of doubt, this Section 17(c) shall not apply to any equity awards granted to Executive, any amounts payable to Executive pursuant to the SERP or any other deferred compensation or similar plan or agreement which may contain provisions operative on a termination of Executive’s employment.

(d)                                 Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e)                                  Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f)                                   Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: On file with the Bank

If to the Company or the Bank:

CBTX, Inc.

5999 Delaware

Beaumont, Texas 77706

Attention: Chairman of the Board

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(g)                                  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h)                                 Withholding. The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)                                     Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(j)                                    Entire Agreement. This Agreement contains the entire agreement between the Company, the Bank and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including but not limited to the Prior Agreement and any prior discussions, understandings, or agreements between the parties, written or oral, at any time.

(k)                                 Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(l)                                     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

{Signatures on following page}

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

CBTX, INC.

By:	/s/ Michael A. Havard
Name:	Michael A. Havard
Title:	Director

COMMUNITYBANK OF TEXAS, NATIONAL ASSOCIATION:

By:	/s/ Michael A. Havard
Name:	Michael A. Havard
Title:	Director

EXECUTIVE:

/s/ Robert R. Franklin, Jr.
Name:	Robert R. Franklin, Jr.

Exhibit A
to
Amended and Restated Executive Employment Agreement

Supplemental Executive Retirement Plan

(Attached)

COMMUNITYBANK OF TEXAS, N.A.

2017 SALARY CONTINUATION AGREEMENT

This 2017 SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into as of this      day of             , 2017 (the “Effective Date”), by and between CommunityBank of Texas, N.A. (the “Bank”), and Robert R. Franklin Jr., President and Chief Executive Officer of the Bank (“Executive”).

WHEREAS, Executive has contributed substantially to the success of the Bank and the Bank desires that Executive continue in its employ;

WHEREAS, to encourage Executive to remain an employee, the Bank is willing to provide to Executive salary continuation benefits payable from the Bank’s general assets;

WHEREAS, this Agreement constitutes the Supplemental Executive Retirement Plan contemplated under Section 4(d) of Executive’s Amended and Restated Employment Agreement with the Bank and CBTX, Inc. (the “Company”) dated October 28, 2017 (the “Employment Agreement”);

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] currently exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned; and

WHEREAS, the parties hereto intend this Agreement to be an unfunded arrangement maintained primarily to provide supplemental retirement benefits to Executive (who is a highly compensated employee of the Bank and a member of the Bank’s management), and to be considered a top hat plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

1.1                               “Account” means the notional account established by the Bank for the benefit of Executive and to which the Bank shall record the amount of each Contribution.

1.2                               “Account Balance” means, as of any date, the aggregate amount credited to the Account.  For avoidance of doubt, no earnings or interest shall be credited or deemed credited on the Account Balance or any Contributions.

1.3                               “Accrued Amount” means, as of any given date, the liability that should be accrued by the Bank as of such date under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to Executive under Section 2.1 of this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter. The Accrued Amount shall be calculated such that when it is credited with interest each month the Accrued Amount at Normal Retirement Age equals the present value of the normal retirement benefit that would be payable to Executive under Section 2.1 assuming that the Account Balance as of such date were the Account Balance as of the date on which Executive attains Normal Retirement Age. The discount rate means the rate used by the Plan Administrator for determining the Accrued Amount.  In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.4                               “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of Executive, determined according to Article 4.

1.5                               “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6                               “Board” means the Board of Directors of the Company.

1.7                               “Cause” shall have the same meaning as set forth in the Employment Agreement, as such term is defined in the Employment Agreement as of the date hereof.

1.8                               “Committee” means the Compensation Committee of the Board.

1.9                               “Contribution” means an amount approved by the Committee to be credited to the Account.  Except as otherwise provided by the Committee, a Contribution shall be credited to the Account on the date on which such Contribution is approved by the Committee.

1.10                        “Change in Control” shall have the same meaning as set forth in the Employment Agreement, as such term is defined in the Employment Agreement; provided, however, the Change in Control constitutes a change in the ownership or effective control of CBTX, Inc. or in the ownership of a substantial portion of the assets of CBTX, Inc. within the meaning of Section 409A of the Code.

1.11                        “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.12                        “Disability” shall have the same meaning as set forth in the Employment Agreement, as such term is defined in the Employment Agreement.

1.13                        “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or for Cause.

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1.14                        “Normal Retirement Age” means age 70.

1.15                        “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.16                        “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.17                        “Separation from Service” means Executive’s ceasing to provide services to the Company and its affiliates as a result of Executive’s death or termination of employment (including on account of retirement). For purposes of determining whether a separation from service has occurred, a “termination of employment” means that the surrounding facts and circumstances indicate that the Company and all affiliates and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and its affiliates if Executive has been providing services to the Company and its affiliates less than 36 months). Notwithstanding the foregoing, the employment relationship will be treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of leave does not exceed six (6) months or, if longer, so long as Executive retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract.

ARTICLE 2
LIFETIME BENEFITS

2.1                               Normal Retirement.  Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when Executive attains Normal Retirement Age the Bank shall pay to Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.  If Executive’s Separation from Service thereafter is the result of an involuntary termination for Cause, or if this Agreement terminates under Article 5 hereof, no further benefits shall be paid thereafter.

(a)                                 Amount of benefit.  The annual benefit payable to Executive under this Section 2.1 shall be the amount equal to one-tenth (1/10) of the Account Balance as of the date Executive attains Normal Retirement.

(b)                                 Payment of benefit.  Beginning with the month immediately after the month in which Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to Executive in equal monthly installments on the first day of each month.  The annual benefit shall be paid to Executive for 10 years.

2.2                               Early Termination Benefit.  If Early Termination occurs before Normal Retirement Age or a Change in Control, the Bank will pay to Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

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(a)                                 Amount of benefit.  The annual benefit payable to Executive under this Section 2.2 is the fixed annual amount that fully amortizes the Accrued Amount (as of the last day of the calendar month preceding the month in which Separation from Service occurs) over 10 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

(b)                                 Payment of benefit.  Beginning with the later of (i) the seventh month after the month in which Executive’s Separation from Service occurs, or (ii) the month immediately after the month in which Executive attains Normal Retirement Age, the Bank will pay the benefit under this Section 2.2 to Executive in equal monthly installments on the first day of each month.  The annual benefit shall be paid to Executive for 10 years.

2.3                               Disability Benefit.  For Separation from Service because of Disability before Normal Retirement Age or a Change in Control, the Bank will pay to Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

(a)                                 Amount of benefit.  The annual benefit under this Section 2.3 is calculated as the amount that fully amortizes the Accrued Amount (as of the last day of the calendar month preceding the month in which Separation from Service occurs) over 10 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

(b)                                 Payment of benefit.  Beginning with the later of (i) the seventh month after the month in which Executive’s Separation from Service occurs, or (ii) the month immediately after the month in which Executive attains Normal Retirement Age, the Bank will pay the benefit under this Section 2.3 to Executive in equal monthly installments on the first day of each month.  The annual benefit shall be paid to Executive for 10 years.

2.4                               Change in Control.  If a Change in Control occurs both before Normal Retirement Age and before Separation from Service, the Bank shall pay to Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement.

(a)                                 Amount of benefit. The benefit under this Section 2.4 is the Accrued Amount (as of the last day of the calendar month preceding the month in which the Change in Control occurs).

(b)                                 Payment of benefit. The Bank shall pay the benefit under this Section 2.4 to Executive in a single lump sum on the day of the Change in Control.  If Executive receives the benefit under this Section 2.4 because of the occurrence of a Change in Control, Executive shall not be entitled to claim additional benefits under Section 2.4 if a subsequent Change in Control occurs.

2.5                               Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while Executive is receiving the Normal Retirement Age benefit under Section 2.1, the Bank shall pay the remaining salary continuation benefits to Executive in a single lump sum on the day of the Change in Control.  If a Change in Control occurs after Separation from Service but while Executive is receiving or is entitled to receive the Early Termination benefit under Section 2.2 or the Disability benefit under Section 2.3, the Bank shall pay the remaining

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salary continuation benefits to Executive in a single lump sum on the date of the Change in Control.

2.6                               Annual Benefit Statement.  Within 120 days after the end of each Plan Year, the Plan Administrator shall provide or cause to be provided to Executive an annual benefit statement showing benefits payable or potentially payable to Executive under this Agreement.  Each annual benefit statement shall supersede the previous year’s annual benefit statement.  If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to Executive under Sections 2.1, 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under this Agreement shall control.

2.7                               Savings Clause Relating to Compliance with Code Section 409A.  The Agreement is intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention.  If any provision of this Agreement would subject Executive to additional tax or interest under section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.8                               One Benefit Only.  Despite anything to the contrary in this Agreement, Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement.  Except as provided in Section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3
DEATH BENEFITS

3.1                               Death Before Separation from Service.  If Executive dies before Separation from Service, at Executive’s death Executive’s Beneficiary shall be entitled to no benefits whatsoever under this Agreement.

3.2                               Death after Separation from Service.  If Executive dies after Separation from Service, if Separation from Service was not for Cause, and if at death Executive was receiving the benefit under Section 2.1 or was receiving or was entitled at Normal Retirement Age to receive the benefit under Sections 2.2 or 2.3, at Executive’s death Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrued Amount remaining at Executive’s death, unless the Change-in-Control benefit shall have been paid to Executive under Section 2.4 or unless a Change-in-Control payout shall have occurred under Section 2.5.  No benefit shall be paid under this Article 3 after the Change-in-Control benefit is paid under Section 2.4 or after a Change-in-Control payout occurs under Section 2.5.  If a benefit is payable to Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after Executive’s death.  However, no benefits under this Agreement shall be paid or payable to Executive or Executive’s Beneficiary if this Agreement is terminated under Article 5.

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ARTICLE 4
BENEFICIARIES

4.1                               Beneficiary Designations.  Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after Executive’s death.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which Executive participates.

4.2                               Beneficiary Designation Change.  Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases Executive or if Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by Executive and accepted by the Plan Administrator before Executive’s death.

4.3                               Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4                               No Beneficiary Designation.  If Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease Executive, Executive’s spouse shall be the designated Beneficiary.  If Executive has no surviving spouse, the benefits shall be made to the personal representative of Executive’s estate.

4.5                               Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1                               Termination with Cause.  Despite any contrary provision of this Agreement, the Bank will not pay any benefit under this Agreement and this Agreement will immediately terminate if Executive incurs a Separation from Service as a result of his involuntary termination by the Company for Cause.

5.2                               Removal.  If Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

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5.3                               Default.  Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.4                               FDIC Open-Bank Assistance.  All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act.  12 U.S.C. 1823(c).  Any rights of the parties that have already vested shall not be affected by such action, however.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1                               Claims Procedure.  The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will state (a) the specific reasons for denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed.  If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2                               Review Procedure.  If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank.  The Claimant’s petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within 60 days after receipt by the Bank of the petition, the Plan Administrator will give the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents.  The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

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ARTICLE 7
ADMINISTRATION OF AGREEMENT

7.1                               Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person as the Board shall appoint.  Executive may not be a member of the Plan Administrator.  The Plan Administrator shall have the sole discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions that may arise, including interpretations of this Agreement.  The Plan Administrator’s interpretation of this Agreement and all decisions and determinations by the Plan Administrator with respect to this Agreement are final, binding, and conclusive on all parties.

7.2                               Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3                               Binding Effect of Decisions.  The decision or action of the Plan Administrator about any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrued Amount.

7.4                               Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5                               Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of Executive, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 8
MISCELLANEOUS

8.1                               Amendments and Termination.  This Agreement may be amended solely by a written agreement signed by the Bank and by Executive.  This Agreement may be terminated by the Bank without Executive’s consent.  Unless Article 5 provides that Executive is not entitled to payment, the Bank must pay the Accrued Amount in a single lump sum to Executive if the Bank terminates this Agreement but only if the termination and payment are carried out consistent with the terms of the section 409A plan-termination exception to the prohibition against accelerated payment [Rule 1.409A-3(j)(4)(ix)].  Consistent with section 409A, the lump-sum termination

8

payment will be made to Executive on the first day of the thirteenth month after the month in which the Bank terminates this Agreement.

8.2                               Binding Effect.  This Agreement shall bind Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3                               No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge Executive.  It also does not require Executive to remain an employee or interfere with Executive’s right to terminate employment at any time.

8.4                               Non-Transferability.  Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5                               Successors; Binding Agreement.  By an assumption agreement in form and substance satisfactory to Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

8.6                               Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7                               Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Texas, except to the extent preempted by the laws of the United States of America.

8.8                               Unfunded Arrangement.  Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay benefits.  The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on Executive’s life is a general asset of the Bank to which Executive and beneficiary have no preferred or secured claim.

8.9                               Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and Executive concerning the subject matter.  No rights are granted to Executive under this Agreement other than those specifically set forth.

8.10                        Severability.  If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.

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8.11                        Headings.  Headings are included herein solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.12                        Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.  If to the Bank, notice shall be given to the board of directors, CommunityBank of Texas, N.A., 5999 Delaware Street, Beaumont, Texas 77706, or to such other or additional person or persons as the Bank shall have designated to Executive in writing.  If to Executive, notice shall be given to Executive at Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as Executive shall have designated to the Bank in writing.

8.13                        Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control it appears to Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this Section 8.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction.  Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 8.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.  The fees and expenses of counsel selected from time to time by Executive as provided in this section shall be paid or reimbursed to Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under a severance or employment or other agreement by and between the Executive and the Bank. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal

10

Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

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IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this 2017 Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	COMMUNITYBANK OF TEXAS, N.A.:

By:
Robert R. Franklin Jr.	Its:

Exhibit B
to
Amended and Restated Executive Employment Agreement

FORM OF SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Release Agreement”) is entered into as of this    day of          ,      , by and between CBTX, Inc. (the “Company”), CommunityBank of Texas, National Association, a wholly owned subsidiary of the Company (the “Bank” and, together with the Company, the “Company”), and Robert R. Franklin, Jr. (“Executive”). Capitalized terms not otherwise defined herein have the meanings ascribed to such terms under the Amended and Restated Executive Employment Agreement dated October 28, 2017 (the “Employment Agreement”).

WHEREAS, the Bank and Executive are parties to the Employment Agreement;

WHEREAS, the Employment Agreement and Executive’s employment with the Bank terminated on          (the “Termination Date”).

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in this Release Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Bank agree as follows:

1.                                      Consideration: In consideration for Executive signing this Release Agreement, including the promises made in this Release Agreement, the Bank agrees to pay or provide Executive the following payments and benefits (collectively, the “Severance Benefits”):

(a)                                 Pay Executive the sum of                            DOLLARS AND 00/100 DOLLARS ($        .00) in accordance with Sections 6(a)(ii) and 6(a)(iii) of the Employment Agreement;

(b)                                 [Pay Executive the additional sum of                            DOLLARS AND 00/100 DOLLARS ($        .00) in accordance with Section 6(a)(iii) of the Employment Agreement if a Change in Control occurs on or before the three (3) month anniversary of the Termination Date];

(c)                                  Pay Executive the Health Coverage Benefit in accordance with Section 6(a)(iv) of the Employment Agreement; and

(d)                                 Provide Executive the Equity Benefits set forth in Section 6(a)(v) of the Employment Agreement.

Executive acknowledges that he is not otherwise entitled to receive the Severance Benefits and that the Severance Benefits are being provided by the Bank in exchange for Executive’s execution and non-revocation of this Release Agreement.  Executive understands and acknowledges that in order to receive the Severance Benefits, he must timely sign and return this Release Agreement to Tracy O’Neil, Sr. Executive Vice President & CHRO, 9 Greenway Plaza, Suite 110, Houston, Texas 77046, ###@communitybankoftx.com, and not revoke this Release Agreement, as described in Section 11 below.  The Severance Benefits described in Sections 1(a) and 1(d) above will be provided to Executive within sixty (60) days after Executive signs the Release Agreement, and the Severance Benefits described in Sections 1(b) and 1(c) above will be provided to Executive in accordance with the terms of the Employment Agreement.  Executive acknowledges and agrees that the Bank has fully satisfied any and all obligations owed to him arising under the Employment Agreement and the employment relationship, and no further sums or benefits are owed to him by the Bank or by any of the other Released Parties under the Employment Agreement or as a result of the employment relationship.

2.                                      Release of Claims: In consideration for receiving the Severance Benefits, which Executive acknowledges that he is not otherwise entitled to receive except by signing this Release Agreement, Executive, on behalf of himself and his spouse (if any), family members, heirs, devisees, legatees, executors, administrators, successors, assignees, agents, representatives, businesses, insurers, subrogees and attorneys, and all persons or entities claiming through these individuals and entities (collectively, the “Releasors”) KNOWINGLY AND VOLUNTARILY RELEASES AND DISCHARGES CommunityBank of Texas, N.A., and its past and present successors, assigns, businesses, affiliates, subsidiaries, divisions, partnerships, limited partnerships, joint ventures, predecessors, and their partners, managers, employees, representatives, officers and directors, board members, trustees, shareholders, conservators, agents, employee benefit plans (including plan trustees, fiduciaries and administrators), insurance carriers, contractors, advisors, accountants, attorneys, or other affiliated persons or entities (collectively, the “Released Parties”) from any claims, demands, or causes of action, which have accrued or may accrue, which are presently known or unknown, and which are based upon facts occurring prior to the time Executive signs this Release Agreement, including, but not limited to:

(a)                                 any and all claims under local, state, or federal law, including, but not limited to, Chapter 451 of the Texas Labor Code, Chapter 21 of the Texas Labor Code, the Texas Payday law, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Executive Retirement Income Security Act of 1974, and the Fair Credit Reporting Act;

(b)                                 any and all tort, contract (including, without limitation, under the Employment Agreement), or common law claims, including but not limited to, breach of contract, wrongful termination, constructive discharge, slander, defamation, intentional or negligent infliction of emotional distress, fraud, and misrepresentation;

(c)                                  any and all claims for past or future employment compensation and employment benefits, including, but not limited to, wages, bonuses, incentive payments (including, but not limited to, any payments under the Bank’s Incentive Pay Plan), vacation pay, separation, termination, or severance pay; medical or dental insurance coverage; short or long term disability benefits; claims for options or shares of any kind; and

(d)                                 any and all claims relating in any way to Executive’s employment or other relationship with, or separation from, the Bank or any Released Party.

3.                                      Return of Property and Equipment:  Executive acknowledges that he has returned all property and equipment belonging to any of the Released Parties that is in his possession.  Executive agrees that he is not entitled to the Severance Benefits if he has not returned all such property and equipment.

4.                                      Nondisclosure of Confidential or Proprietary Information:  During Executive’s employment with the Bank, he had access to confidential and proprietary business information that constitutes valuable and unique property of the Released Parties.  Executive agrees that he will not, directly or indirectly, communicate, disclose, or use any of the Released Parties’ Confidential Information.  “Confidential Information” includes, but is not limited to, information regarding the Released Parties’ finances, employees, customers (including, but not limited to, lists of current or prospective customers), development strategies and plans, and all information relating to the Released Parties’ business that is not common knowledge outside of the Released Parties.

5.                                      Confidentiality of Agreement:  Executive agrees that he will not disclose, or cause to be disclosed, the terms of this Release Agreement, except to Executive’s spouse (if any), attorneys, accountants, or tax advisors—provided that such individuals agree to abide by this confidentiality provision—or to the extent otherwise required by law.

6.                                      Non-Disparagement:  To the extent permitted by law, Executive agrees that he will not engage in any act that is intended or may reasonably be expected, to harm the reputation, business prospects, or operations of the Released Parties.

7.                                      Lawful Communications:  Nothing in this Release Agreement prevents Executive from exercising any rights that cannot be lawfully waived or restricted.  Nothing in this Release Agreement prevents Executive from testifying at a hearing, deposition, or in court in response to a lawful subpoena.  This Release Agreement does not limit Executive’s ability to communicate with the EEOC, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the United States Department of Justice, Congress, any agency Inspector General or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank.  This Release Agreement does not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agency.  Notwithstanding the foregoing, Executive agrees that Executive has waived—where such rights can be lawfully waived—any right to recover monetary damages or other personal relief from the Released Parties in any action filed by Executive or by anyone else on Executive’s behalf.

8.                                      No Reemployment:  Executive agrees that he relinquishes any right to employment or reemployment with the Bank, including any of the Bank’s successors.  Executive agrees that Executive will not seek, apply for, accept, or otherwise pursue employment with the Bank or any of the Bank’s successors.  Executive acknowledges that if Executive reapplies for or seeks employment with the Bank or any of the Bank’s successors, the Bank or any of the Bank’s successors’ refusal to hire Executive based on this Release Agreement provision will provide a complete defense to any claims arising from Executive’s attempt to obtain employment.

9.                                      Attorney Consultation:  The Bank hereby advises Executive to consult with an attorney before signing this Release Agreement.

10.                               Consideration Period:  By signing this Release Agreement, Executive acknowledges, represents and agrees, in compliance with the Older Workers Benefit Protection Act, that (a) Executive has been fully informed and is fully aware of Executive’s right to discuss any and all aspects of this matter with an attorney of Executive’s choice, (b) Executive has carefully read and fully understands all of the provisions of this Release Agreement, and (c) Executive has had up to and including a full [twenty-one (21)/forty-five (45)] calendar days from the date Executive received this Release Agreement to consider this Release Agreement [and the attached disclosure information pursuant to the OWBPA], or by signing this Release Agreement earlier Executive has knowingly and voluntarily elected to reduce this time period.  To accept the Severance Benefits, Executive must timely return the signed Release

Agreement to Tracy O’Neil, Sr. Executive Vice President & CHRO, 9 Greenway Plaza, Suite 110, Houston, Texas 77046, ###@communitybankoftx.com.

11.                               Revocation:  Executive may revoke (cancel) this Release Agreement for a period of seven (7) calendar days after Executive signed the Release Agreement (the “Revocation Period”), by providing written notice of revocation (cancellation) to Tracy O’Neil, Sr. Executive Vice President & CHRO, 9 Greenway Plaza, Suite 110, Houston, Texas 77046, ###@communitybankoftx.com, prior to the end of the Revocation Period.  If Executive revokes (cancels) this Release Agreement, Executive will not receive the Severance Benefits.  This Release Agreement will become effective on the eighth (8th) day after Executive signs the Release Agreement, provided that the Revocation Period has expired without Executive revoking the Release Agreement.

12.                               Miscellaneous:

(a)                                 This Release Agreement is not an admission, express or implied, by the Bank of any wrongdoing or liability.

(b)                                 Excepting only any confidentiality obligations to which Executive is subject, this Release Agreement constitutes the complete agreement made between Executive and the Bank regarding the subject matter in this Release Agreement.

(c)                                  This Release Agreement is made and shall be enforced exclusively pursuant to the laws of Texas.  Executive and the Bank also agree that the venue of any action to enforce the provisions of this Release Agreement, or any document executed in connection with this Release Agreement, shall be in Harris County, Texas.  Executive and the Bank agree that they will not contest the choice of law and venue provisions in this section.

(d)                                 If any part of this Release Agreement is declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions, terms, and conditions of this Release Agreement will not be affected by that determination.

(e)                                  The parties agree that this Release Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Release Agreement or as a complete defense to any claim brought by either party.  Other than this exception, the parties agree that this Release Agreement will not be introduced as evidence in any charge, proceeding or in any lawsuit.

(f)                                   This Release Agreement is intended to settle and release any and all claims for attorneys’ fees or costs.

(g)                                  This Release Agreement shall not be modified, altered or discharged except by a written agreement signed by Executive and an authorized representative of the Bank.  No waiver of any of the terms of this Release Agreement shall be valid unless in writing and signed by all parties to this Release Agreement.

(h)                                 Executive represents and warrants that Executive has not assigned to any third party any claim involving the Released Parties.

EXECUTIVE MAY NOT SIGN THIS RELEASE AGREEMENT BEFORE EXECUTIVE’S SEPARATION DATE.

Executive agrees that he has full authority to enter into this Release Agreement, has entered into it voluntarily, and not as a result of coercion, duress, or undue influence, and that he has read and fully understands the terms of this Release Agreement.

{Signatures on next page}

The Parties hereby signify their agreement to these terms by their signatures below.

CBTX, INC.

By:
Name:
Title:

COMMUNITYBANK OF TEXAS, NATIONAL ASSOCIATION:

By:
Name:
Title:

EXECUTIVE:

Name:	Robert R. Franklin, Jr.

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